EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

Viad Corp

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $1.50 par value per share, reserved for issuance pursuant to the amended and restated 2017 Viad Corp Omnibus Incentive Plan	Other(2)	840,000	$29.22(2)	$24,544,800	$92.70 per $1,000,000	$2,275.30
Total Offering Amounts					$24,544,800		$2,275.30
Total Fee Offsets							N/A
Net Fee Due							$2,275.30

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $1.50 par value per share (“common stock”), that become issuable under the amended and restated 2017 Viad Corp Omnibus Incentive Plan (the “Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon $29.22, which is the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on May 20, 2022.